UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

ARKO Corp.

(Name of Issuer)

Common Stock, Par Value $0.0001 per share

(Title of Class of Securities)

041242108

(CUSIP Number)

September 30, 2024

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 041242108

1	NAMES OF REPORTING PERSONS MSD Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 8,547,009 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 8,547,009 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,547,009 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.9% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Represents shares of common stock underlying the shares of the issuer’s Series A convertible preferred stock beneficially owned by the Reporting Person.
(2)

The percentages used herein are calculated based upon (i) 115,771,318 shares of the issuer’s common stock outstanding as of November 5, 2024, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2024 and (ii) assuming conversion of the shares of Series A convertible preferred stock beneficially owned by each of the respective Reporting Persons.

CUSIP NO. 041242108

1	NAMES OF REPORTING PERSONS MSD Special Investments Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,469,530 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,469,530 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,469,530 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Represents shares of common stock underlying the shares of the issuer’s Series A convertible preferred stock beneficially owned by the Reporting Person.
(2)

The percentages used herein are calculated based upon (i) 115,771,318 shares of the issuer’s common stock outstanding as of November 5, 2024, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2024 and (ii) assuming conversion of the shares of Series A convertible preferred stock beneficially owned by each of the respective Reporting Persons.

CUSIP NO. 041242108

1	NAMES OF REPORTING PERSONS MSD SIF Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 667,214 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 667,214 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 667,214 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.6% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Represents shares of common stock underlying the shares of the issuer’s Series A convertible preferred stock beneficially owned by the Reporting Person.
(2)

The percentages used herein are calculated based upon (i) 115,771,318 shares of the issuer’s common stock outstanding as of November 5, 2024, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2024 and (ii) assuming conversion of the shares of Series A convertible preferred stock beneficially owned by each of the respective Reporting Persons.

CUSIP NO. 041242108

1	NAMES OF REPORTING PERSONS MSD Credit Opportunity Master Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,709,402 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,709,402 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,709,402 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.5% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Represents shares of common stock underlying the shares of the issuer’s Series A convertible preferred stock beneficially owned by the Reporting Person.
(2)

The percentages used herein are calculated based upon (i) 115,771,318 shares of the issuer’s common stock outstanding as of November 5, 2024, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2024 and (ii) assuming conversion of the shares of Series A convertible preferred stock beneficially owned by each of the respective Reporting Persons.

CUSIP NO. 041242108

1	NAMES OF REPORTING PERSONS MSD PCOFMAS2 SPV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,290,051 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,290,051 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,290,051 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.8% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Represents shares of common stock underlying the shares of the issuer’s Series A convertible preferred stock beneficially owned by the Reporting Person.
(2)

The percentages used herein are calculated based upon (i) 115,771,318 shares of the issuer’s common stock outstanding as of November 5, 2024, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2024 and (ii) assuming conversion of the shares of Series A convertible preferred stock beneficially owned by each of the respective Reporting Persons.

CUSIP NO. 041242108

1	NAMES OF REPORTING PERSONS MSD PCOF2 - BC2, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 470,564 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 470,564 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 470,564 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Represents shares of common stock underlying the shares of the issuer’s Series A convertible preferred stock beneficially owned by the Reporting Person.
(2)

The percentages used herein are calculated based upon (i) 115,771,318 shares of the issuer’s common stock outstanding as of November 5, 2024, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2024 and (ii) assuming conversion of the shares of Series A convertible preferred stock beneficially owned by each of the respective Reporting Persons.

CUSIP NO. 041242108

1	NAMES OF REPORTING PERSONS MSD SBAFLA SPV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 940,248 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 940,248 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 940,248 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Represents shares of common stock underlying the shares of the issuer’s Series A convertible preferred stock beneficially owned by the Reporting Person.
(2)

The percentages used herein are calculated based upon (i) 115,771,318 shares of the issuer’s common stock outstanding as of November 5, 2024, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2024 and (ii) assuming conversion of the shares of Series A convertible preferred stock beneficially owned by each of the respective Reporting Persons.

CUSIP NO. 041242108

1	NAMES OF REPORTING PERSONS Gregg R. Lemkau
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 8,547,009 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 8,547,009 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,547,009 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.9% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	Represents shares of common stock underlying the shares of the issuer’s Series A convertible preferred stock beneficially owned by the Reporting Person.
(2)

The percentages used herein are calculated based upon (i) 115,771,318 shares of the issuer’s common stock outstanding as of November 5, 2024, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2024 and (ii) assuming conversion of the shares of Series A convertible preferred stock beneficially owned by each of the respective Reporting Persons.

Item 1(a)	Name of Issuer:

The name of the issuer is ARKO Corp. (the “Company”).

Item 1(b)	Address of Issuer’s Principal Executive Offices:

The Company’s principal executive office is located at 8565 Magellan Parkway, Suite 400, Richmond, VA 23227.

Item 2(a)	Name of Person Filing:

This Schedule 13G is being jointly filed by and on behalf of each of MSD Partners, L.P. (“MSD Partners”), MSD Special Investments Fund, L.P. (“MSD Special Investments Fund”), MSD SIF Holdings, L.P. (“MSD SIF Holdings”), MSD Credit Opportunity Master Fund, L.P. (“MSD Credit Opportunity Master Fund”), MSD PCOFMAS2 SPV, LLC (“MSD PCOFMAS2”), MSD PCOF2 - BC2, LLC (“MSD PCOF2 - BC2”), MSD SBAFLA SPV, LLC (“MSD SBAFLA”) and Gregg R. Lemkau (collectively, the “Reporting Persons”). MSD Special Investments Fund, MSD SIF Holdings, MSD Credit Opportunity Master Fund, MSD PCOFMAS2, MSD PCOF2 - BC2 and MSD SBAFLA (collectively, the “MSD Parties”) are the direct owners of the securities covered by this statement.

MSD Partners is the investment manager of, and may be deemed to beneficially own the securities beneficially owned by, the MSD Parties. MSD Partners (GP), LLC (“MSD GP”) is the general partner of, and may be deemed to beneficially own securities beneficially owned by, MSD Partners. Gregg R. Lemkau maintains investment discretion over this investment and therefore may be deemed to beneficially own securities beneficially owned by MSD GP.

The Reporting Persons have entered into a Joint Filing Agreement, dated November 14, 2024, a copy of which is filed with this Schedule 13G as Exhibit 99.1, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

Neither the filing of this statement nor anything herein shall be construed as an admission that any person other than the Reporting Persons is, for the purposes of Section 13(d) or 13(g) of the Act or any other purpose, the beneficial owner of any securities covered by this statement.

Item 2(b)	Address of Principal Business Office or, if none, Residence:

The address of the principal business office of each of MSD Partners, MSD Special Investments Fund, MSD SIF Holdings, MSD Credit Opportunity Master Fund, MSD PCOFMAS2, MSD PCOF2 - BC2, MSD SBAFLA and Mr. Lemkau is One Vanderbilt Avenue, 26th Floor, New York, New York 10017.

Item 2(c)	Citizenship:

MSD Partners, MSD Special Investments Fund and MSD SIF Holdings are each organized as a limited partnership under the laws of the State of Delaware.

MSD PCOFMAS2, MSD PCOF2 - BC2 and MSD SBAFLA are each organized as a limited liability company under the laws of the State of Delaware.

MSD Credit Opportunity Master Fund is organized as an exempted limited partnership under the laws of the Cayman Islands.

Mr. Lemkau is a United States citizen.

Item 2(d)	Title of Class of Securities:

Common Stock, par value $0.0001 per share

Item 2(e)	CUSIP No.:

041242108

Item 3	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

Not applicable.

Item 4	Ownership:

A.	MSD Partners, L.P.

(a)	Amount beneficially owned: 8,547,009

(b)	Percent of class: 6.9%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 8,547,009

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 8,547,009

B.	MSD Special Investments Fund, L.P.

(a)	Amount beneficially owned: 1,469,530

(b)	Percent of class: 1.3%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 1,469,530

(iii)	Sole power to dispose or direct the disposition: 0

(iv)	Shared power to dispose or direct the disposition: 1,469,530

C.	MSD SIF Holdings, L.P.

(a)	Amount beneficially owned: 667,214

(b)	Percent of class: 0.6%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 667,214

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 667,214

D.	MSD Credit Opportunity Master Fund, L.P.

(a)	Amount beneficially owned: 1,709,402

(b)	Percent of class: 1.5%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 1,709,402

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 1,709,402

E.	MSD PCOFMAS2 SPV, LLC

(a)	Amount beneficially owned: 3,290,051

(b)	Percent of class: 2.8%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 3,290,051

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 3,290,051

F.	MSD PCOF2—BC2, LLC

(a)	Amount beneficially owned: 470,564

(b)	Percent of class: 0.4%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 470,564

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 470,564

G.	MSD SBAFLA SPV, LLC

(a)	Amount beneficially owned: 940,248

(b)	Percent of class: 0.8%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 940,248

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 940,248

H.	MSD Partners (GP), LLC

(a)	Amount beneficially owned: 8,547,009

(b)	Percent of class: 6.9%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 8,547,009

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 8,547,009

I.	Gregg R. Lemkau

(a)	Amount beneficially owned: 8,547,009

(b)	Percent of class: 6.9%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 8,547,009

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 8,547,009

Item 5	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6	Ownership of More Than Five Percent on Behalf of Another Person:

Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

Not applicable.

Item 8	Identification and Classification of Members of the Group:

Not applicable.

Item 9	Notice of Dissolution of Group:

Not applicable.

Item 10	Certification:

Not applicable.

CUSIP NO. 041242108

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 14, 2024

MSD Partners, L.P.

By:	MSD Partners (GP), LLC
Its:	General Partner

By:	/s/ Robert K. Simonds
Name:	Robert K. Simonds
Title:	Authorized Signatory

MSD SIF Holdings, L.P.

By:	MSD Partners, L.P.
Its:	Investment Manager

By:	MSD Partners (GP), LLC
Its:	General Partner

By:	/s/ Robert K. Simonds
Name:	Robert K. Simonds
Title:	Authorized Signatory

MSD PCOFMAS2 SPV, LLC

By:	MSD Private Credit Opportunity Master Fund 2, L.P.
Its:	Sole Member

By:	MSD Partners, L.P.
Its:	Investment Manager

By:	MSD Partners (GP), LLC
Its:	General Partner

By:	/s/ Robert K. Simonds
Name:	Robert K. Simonds
Title:	Authorized Signatory

MSD SBAFLA SPV, LLC

By:	MSD SBAFLA Fund, L.P.
Its:	Sole Member

By:	MSD Partners, L.P.
Its:	Investment Manager

By:	MSD Partners (GP), LLC
Its:	General Partner

By:	/s/ Robert K. Simonds
Name:	Robert K. Simonds
Title:	Authorized Signatory

MSD Special Investments Fund, L.P.

By:	MSD Partners, L.P.
Its:	Investment Manager

By:	MSD Partners (GP), LLC
Its:	General Partner

By:	/s/ Robert K. Simonds
Name:	Robert K. Simonds
Title:	Authorized Signatory

MSD Credit Opportunity Master Fund, L.P.

By:	MSD Partners, L.P.
Its:	Investment Manager

By:	MSD Partners (GP), LLC
Its:	General Partner

By:	/s/ Robert K. Simonds
Name:	Robert K. Simonds
Title:	Authorized Signatory

MSD PCOF2 - BC2, LLC

By:	/s/ Robert K. Simonds
Name:	Robert K. Simonds
Title:	Authorized Signatory

Gregg R. Lemkau

By:	/s/ Gregg R. Lemkau
Name:	Gregg R. Lemkau

CUSIP NO. 041242108

EXHIBIT INDEX

Exhibit	Description of Exhibit

99.1	Joint Filing Agreement dated November 14, 2024